                                                               Exhibit (a)(1)(A)


                            WIT SOUNDVIEW GROUP, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
               HAVING AN EXERCISE PRICE OF $5.00 PER SHARE OR MORE
                              FOR RESTRICTED STOCK

                                  JULY 24, 2001

================================================================================

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
                  5:00 P.M., EASTERN TIME, ON AUGUST 22, 2001,
                          UNLESS THE OFFER IS EXTENDED

================================================================================


         Wit SoundView Group, Inc. ("Wit SoundView") is offering each option holder who is a current employee of Wit SoundView or one of its subsidiaries the opportunity to exchange all outstanding options to purchase shares of Wit SoundView common stock granted under the Wit SoundView Stock Incentive Plan that have an exercise price of $5.00 per share or more ("Eligible Options") for shares of our common stock that will, until vesting, be non-transferable and subject to forfeiture. These shares are referred to herein as "restricted stock." Members of the Board of Directors of Wit SoundView who are not employees are not eligible to participate in the Offer.

         We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Election Form (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

         All Eligible Options elected for exchange and accepted by us pursuant to the Offer will be cancelled. The number of shares of restricted stock you will receive in exchange for options you elect to exchange and that are accepted for exchange and cancelled by us will be determined by application of an exchange ratio that is based upon the exercise price of the Eligible Options as illustrated in the table below (rounded up from .50 or down to the nearest whole number):


   EXERCISE PRICE OF       ELIGIBLE OPTIONS              OPTION               RESTRICTED STOCK
   ELIGIBLE OPTIONS        TO BE EXCHANGED           EXCHANGE RATIO            TO BE RECEIVED

    $10 and over                100              .1   share per option             10
    $7 to $9.99                 100              .15  share per option             15
    $5 to $6.99                 100              .3   share per option             30

         Subject to the terms and conditions of this Offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel Eligible Options tendered for exchange in the Offer. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock agreement between each tendering option holder and us. A failure to sign the restricted stock agreement in the form presented by us will void the grant of restricted stock.

         If you elect to exchange any Eligible Options, you must exchange all Eligible Options granted to you at any time before July 24, 2001.

         This Offer is not conditioned upon a minimum number of options being elected for exchange. This Offer is subject to certain conditions, which we describe in Section 6 of this Offer to Exchange.

         Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your options. You must make your own decision whether to elect to exchange your options.

         You should direct questions about this Offer and any requests for assistance or for additional copies of this Offer or the Election Form to Sandy Mattingly, Associate General Counsel, Wit SoundView by telephone at 646/654-2632, by e-mail at smattingly@witsoundview.com, or by mail at 826 Broadway, New York, New York 10003.

                                    IMPORTANT

         If you elect to exchange your Eligible Options, you must complete and sign the Election Form accompanying this Offer to Exchange in accordance with its instructions, and mail or otherwise deliver it, together with the original copy of the grant certificate with respect to the Eligible Options you are electing to exchange, to Wit SoundView, 826 Broadway, New York, New York 10003,
Attention: Sandy Mattingly, Associate General Counsel.

         We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


                                                                                            Page
                                                                                            ----

Summary Term Sheet....................................................................        1
The Offer.............................................................................       15
1.     Number of Shares of Restricted Stock; Expiration Date..........................       15
2.     Purpose of the Offer...........................................................       15
3.     Procedures for Electing to Exchange Options....................................       17
4.     Withdrawal Rights..............................................................       18
5.     Acceptance of Options for Exchange and Grant
       of Restricted Stock ...........................................................       19
6.     Conditions of the Offer........................................................       20
7.     Price Range of Common Stock Underlying the Options.............................       23
8.     Source and Amount of Consideration; Terms of Restricted Stock..................       24
9.     Information Concerning Wit SoundView...........................................       25
10.    Interests of Directors and Officers; Transactions and
       Arrangements Concerning the Options............................................       27
11.    Status of Options Acquired by Us in the Offer; Accounting
       Consequences of the Offer......................................................       28
12.    Legal Matters; Regulatory Approvals............................................       28
13.    Material United States Federal Income Tax Consequences.........................       29
14.    Extension of Offer; Termination; Amendment.....................................       31
15.    Fees and Expenses..............................................................       32
16.    Additional Information.........................................................       32
17.    Miscellaneous..................................................................       34

SCHEDULE A
     Information Concerning the Directors and Executive Officers
     of Wit SoundView.................................................................      A-1

SCHEDULE B
     Form of Restricted Stock Agreement...............................................      B-1

SCHEDULE C
     Press Release....................................................................      C-1

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Election Form because the information in this summary and in the introduction preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Exchange and the Election Form. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.


A        GENERAL QUESTIONS ABOUT THE EXCHANGE

         1.       WHAT SECURITIES IS WIT SOUNDVIEW OFFERING TO EXCHANGE?

         We are offering to exchange all stock options issued under our Stock Incentive Plan that have an exercise price of $5.00 per share or more and are held by our current employees. We refer to these stock options in this Offer to Exchange as the "Eligible Options" and to the Stock Incentive Plan as the "Stock Incentive Plan." This Offer does not apply to shares of common stock previously purchased upon the exercise of options. Please note that if you elect to exchange any Eligible Options, you must exchange all Eligible Options held by you before July 24, 2001. (Page 15)

         2        WHAT WILL I RECEIVE IN EXCHANGE FOR MY ELIGIBLE OPTIONS?

         You will receive shares of common stock, based on the exchange ratio described below. These shares, until they become vested, will generally be non-transferable and subject to forfeiture, as further described below. We refer to these shares in this Offer as "restricted stock."

         3.       WHY IS WIT SOUNDVIEW MAKING THE OFFER TO EXCHANGE?

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are concerned that the purposes of the Stock Incentive Plan are not being achieved and that these options are not creating a meaningful long-term performance incentive for employees to maximize stockholder value. By making this Offer to Exchange, we are giving our employees an opportunity to exchange their existing Eligible Options for restricted stock, based on the applicable exchange ratio. We believe that the exchange will provide our employees with the benefit of holding restricted stock that over time may have a more meaningful potential to increase in value and to provide our employees with the benefit of equity ownership in Wit SoundView, thereby creating better performance incentives for employees in order to maximize stockholder value.

         You are not required to accept this Offer to Exchange. The program is voluntary and you may choose to keep your Eligible Options at their current exercise prices. (Page 19)

         4.       HOW WILL THE EXCHANGE WORK?

         In order to accept our Offer, you must make a voluntary election to exchange Eligible Options for unvested restricted stock that we will issue as soon as practicable after the date on which we accept and cancel Eligible Options elected for exchange in the Offer (the "Exchange Date"). The restricted stock will be subject to forfeiture and other restrictions until vested under the terms of a restricted stock agreement between each tendering option holder and us. If you decide to accept our Offer with respect to any Eligible Options, you must also exchange all Eligible Options granted to you before July 24, 2001. Following our acceptance of your election to exchange Eligible Options, you will have no further rights in the options you have elected to exchange. (Pages 17-18)

         5.       ARE THERE ANY CONDITIONS TO THE OFFER?

         Although the Offer is not conditioned upon a minimum number of options being elected for exchange, the Offer is subject to a number of other conditions, including the conditions described in Section 6. (Page 20-23)


B.       SPECIFIC QUESTIONS ABOUT ELIGIBILITY

         1.       WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

         The Offer is open to all current employees of Wit SoundView and its subsidiaries who hold options that have an exercise price of $5.00 per share or more. Members of our Board of Directors who are not employees are not eligible to participate in the Offer. As of July 1, 2001, options to purchase 24,905,751 shares of our common stock had been granted under our Stock Incentive Plan with an exercise price of $5.00 per share or more and were held by employees who are eligible to participate in the Offer.

         To participate in the Offer, you must be an employee of Wit SoundView or one of our subsidiaries on the date this Offer to Exchange is made and must continue to be an employee of Wit SoundView or one of our subsidiaries on the date it expires. If you are not an employee of Wit SoundView on either of those dates, you will not be eligible to accept this Offer.

         2. WHAT HAPPENS IF I LEAVE WIT SOUNDVIEW AFTER I ELECT TO EXCHANGE MY OPTIONS?

         If your employment with us terminates for any reason prior to the expiration of this Offer, you may withdraw the options you have elected for exchange and may exercise them to the extent they are vested in accordance with their terms. However, in such event, you will not receive restricted stock.

         If your employment terminates sometime after the Exchange Date, any shares of restricted stock that you receive that remain unvested at the time your employment terminates will be cancelled unless there has been a Change in Control (as defined in the Stock Incentive Plan) while you remain employed in which case fifty percent of your restricted stock that remains unvested will vest immediately. Vesting of the remaining fifty percent will continue but will not be accelerated unless your employment is terminated for reasons other than a voluntary termination or a termination for cause in which case it will vest upon termination of your employment.

         Once the options you have elected for exchange have been accepted and cancelled, you will have no rights with respect to the options you have elected for exchange, and they will not be reissued and returned to you for any reason. However, options held by persons who are no longer employed by Wit SoundView or any of its subsidiaries at the expiration of this Offer will not be accepted for exchange and accordingly will not be cancelled.

         This Offer does not change the "at will" nature of your employment with us, and your employment may be terminated by us or by you at any time, including prior to your being issued or vesting in the restricted stock, for any reason, with or without cause. (Page 19)

C.       SPECIFIC QUESTIONS ABOUT THE RESTRICTED STOCK

         1.       WHAT IS RESTRICTED STOCK?

         Unlike options, where the option holder has only a right to purchase shares of common stock at a certain price, when you receive restricted stock you will become a holder of actual shares, issued at no additional cost to you, of Wit SoundView's common stock. These shares are considered "restricted" because they will be subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest." The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into by you and us. (See Schedule B) Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (Page 24)

         2.       WHEN WILL I RECEIVE MY RESTRICTED STOCK?

         The grant of the restricted stock will be effective as of the Exchange Date. We expect to distribute the restricted stock agreements as soon as practicable after the expiration of this Offer. Your award of restricted stock will be evidenced by a restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. (See Schedule B) Until the restricted stock vests, it will be held in our custody.
As the shares vest, assuming you have signed the required restricted stock agreement and all of the necessary related documents, and applicable withholding taxes have been paid, a certificate representing the vested shares will be distributed to you.


         3.       WHAT IS THE VESTING PERIOD OF THE RESTRICTED STOCK?

         The restricted stock you receive will vest in three substantially equal installments on August 31, 2002, August 31, 2003 and August 31, 2004. Even if your options are currently vested, the restricted stock you receive will be subject to vesting over this three-year period. Vesting may be accelerated in connection with a Change in Control (as defined in the Stock Incentive Plan). (Page 19)

         4. WHAT IF I AM AN EMPLOYEE OF WIT SOUNDVIEW WHEN THE OFFER EXPIRES, BUT I WILL NOT BE AN EMPLOYEE ON THE DATE WHEN THE SHARES OF RESTRICTED STOCK BEGIN TO VEST?

         When your employment ends, your Eligible Options may currently be fully or partially vested. If you do not accept the Offer, you generally will be able to exercise your Eligible Options, to the extent those options are vested on the day your employment ends. However, if you accept the Offer, your Eligible Options will be cancelled. The shares of restricted stock you receive will not vest at all before your employment ends unless a Change in Control occurs. As a result, when your employment ends, you will forfeit your shares of restricted stock unless there has been a Change in Control.

         5. UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK I RECEIVE IN THIS EXCHANGE?

                  Prior to vesting, your unvested stock will be forfeited completely if you leave Wit SoundView for any or no reason, including voluntary resignation or termination of your employment by us without cause. Whatever shares vest while you remain an employee of Wit SoundView are yours to keep even after you leave. However, in the event there is a Change in Control after the Exchange Date and while you remain employed, fifty percent of the restricted stock that remains unvested immediately prior to the Change in Control will vest immediately. The remaining fifty percent will vest in equal installments on the remaining vesting dates, but will not be accelerated, unless your employment is terminated for reasons other than your voluntary termination or your involuntary termination for cause. (Page 19)

         6.       WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

                  The restrictions on the restricted stock you will receive in this exchange will be set forth in the restricted stock agreement. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody. Once the restricted stock has vested, the stock will no longer be subject to forfeiture or these restrictions on transfer. (Page 24)


         7.       WILL I RECEIVE A STOCK CERTIFICATE REPRESENTING THE RESTRICTED
                  STOCK?

                  Your award of restricted stock will be evidenced by the restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in our custody. On the first vesting date, if you are still employed by us, and have signed the restricted stock agreement and related documents, the number of shares of common stock corresponding to one third of your original award of restricted stock will be distributed to you, subject to payment of applicable withholding taxes. On each of the subsequent vesting dates, if you are still employed by us and have signed the restricted stock agreement and related documents, the number of shares of common stock corresponding to one third of your original award of restricted stock will be distributed to you, subject to payment of all applicable withholding taxes.

         8. AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO RESTRICTION?

                  Once the restricted stock is issued, you will be treated as a stockholder. You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock that you receive in the exchange as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

         9.       WILL THE RESTRICTED STOCK EVER EXPIRE?

                  Shares of restricted stock do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares outright. As a result, the stock will be yours to hold, and, after it vests, you will be free to transfer or sell as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

         10. WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE USED TO EXCHANGE FOR MY ELIGIBLE OPTIONS?

                  The restricted stock to be offered to option holders will be issued under the Stock Incentive Plan and will be drawn from the pool of common stock currently authorized for issuance under the Stock Incentive Plan. All options returned to us in the Offer will be cancelled, thereby permitting the issuance of the restricted stock and providing additional stock for future awards under the Stock Incentive Plan. (Page 24)

D.       SPECIFIC QUESTIONS ABOUT ELECTING TO EXCHANGE OPTIONS

         1.       MAY I ELECT TO EXCHANGE UNVESTED OPTIONS?

         Yes. You may elect to exchange your Eligible Options whether or not they are vested.

         2.       MAY I ELECT TO EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

         No. This Offer only pertains to outstanding options, and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to this Offer. If you have exercised an eligible option in part, you may elect to exchange the remaining outstanding unexercised portion of the option.

         3. IF I HAVE RECEIVED MORE THAN ONE OPTION GRANT, AM I REQUIRED TO ELECT TO EXCHANGE THE ELIGIBLE OPTIONS SUBJECT TO ALL OF MY GRANTS?

         Yes. If you have Eligible Options subject to more than one option grant, you are required to elect to exchange all Eligible Options in order to participate in the exchange Offer.

         4.       WHAT HAPPENS IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE
                  OPTIONS?

         The Eligible Options you currently hold may be fully or partially vested. If you do not accept the Offer, then you may continue to exercise them according to the terms of your existing option documents. If your employment with us ends, you generally will be able to exercise your Eligible Options during the limited period specified in your option documents, to the extent those options are vested on the day your employment ends. However, if you accept the Offer, your Eligible Options will be cancelled, unless you withdraw them from the Offer. If you are not employed by us when this Offer expires, we will not accept the options you have elected for exchange and you will not be eligible to receive restricted stock or to become vested in the shares of such stock on the dates when such shares vest.

         5. IF I ELECT TO EXCHANGE MY OPTIONS, WHAT HAPPENS TO THE OPTIONS EXCHANGED?

         If you choose to participate in the exchange and we accept your Eligible Options for exchange, we will cancel any Eligible Options that you hold. (Page 28)

         6.       ARE THERE ANY SPECIAL TAX CONSIDERATIONS?

         You will incur no immediate tax consequences from receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. If you do not make a Section 83(b) election, when your restricted stock vests you will be required to recognize ordinary income in an amount equal to the then fair market value of the restricted stock as of the date of vesting and we will have a withholding tax obligation with respect to such income.

         If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value of the restricted stock on such date, and you will be required to pay all applicable taxes at that time by submitting the applicable amount to us in cash. If you make a Section 83(b) election, and your employment terminates for any reason thereafter, you will not recover the taxes that you paid even though you may not be able to keep all or some of the restricted stock because the shares had not vested at the time your employment terminated. As described in this Offer to Exchange, unless you have made a Section 83(b) election, when your restricted stock vests you must pay us in cash in an amount necessary to satisfy the withholding tax obligation. Section 13 includes a general summary of the material federal income tax consequences of the exchange. (Pages 29-30)

         We recommend that you consult your own tax adviser to determine the federal, state and local tax consequences of electing to exchange options.

E.       SPECIFIC QUESTIONS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE

         1. WHAT IS THE DEADLINE TO ELECT TO EXCHANGE MY OPTIONS AND WILL THE DEADLINE BE EXTENDED?

         The Offer expires on August 22, 2001, at 5:00 p.m., Eastern Time, unless it is extended by us.

         We do not currently intend to extend the deadline. However, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will give oral or written notice to all holders of Eligible Options or make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the Offer period. (Pages 31-32)

         2.       HOW DO I ELECT TO EXCHANGE MY OPTIONS?

         If you elect to exchange your options, you must properly complete and sign the Election Form and ensure that Sandy Mattingly, Associate General Counsel, receives the Election Form and option grant documents before 5:00 p.m., Eastern Time, on August 22, 2001. You may return your completed forms by mail to Wit SoundView, 826 Broadway, New York, New York 10003, Attention: Sandy Mattingly, Associate General Counsel, or by fax at 212/253-5289.

         If the Offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the Offer.

         We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept Eligible Options which are properly and timely elected for exchange and which are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all options which are properly and timely elected for exchange promptly after the expiration of the Offer. (Pages 17-20)

         3.       WHAT WILL HAPPEN IF I DO NOT RETURN MY ELECTION FORMS BY THE
                  DEADLINE?

         If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options you currently hold will remain intact at their original price and original terms.

         4. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

         We do not believe that our Offer to you will affect the tax status of any of your eligible options that qualify as "incentive stock options." However, the IRS may characterize our Offer to you as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to exceed the $100,000 limitation and be treated as non-statutory stock options upon exercise. If you choose not to exchange your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not exchange and to the subsequent sale of the common stock purchased under those options.

         5. DURING WHAT PERIOD OF TIME MAY I WITHDRAW OPTIONS PREVIOUSLY ELECTED FOR EXCHANGE?

         You may withdraw options previously elected for exchange at any time before the deadline of 5:00 p.m., Eastern Time, on August 22, 2001. If the Offer is extended by us beyond that time, you may withdraw your elected options at any time until the extended expiration of the Offer.

         To withdraw elected options, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the elected options. We must receive your written notice of withdrawal before the deadline.

Once you have withdrawn options, you may re-elect to exchange options only by again following the election and delivery procedures described in this Offer. (Pages 18-19)

         6.       HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

         The decision of whether to participate must be each employee's individual decision since the terms of your options differ and since every employee's situation is unique. Your decision may depend on, among other things, your assumptions about and outlook for the economic environment, our business, the company, the technology sectors on which we focus, and our stock price. (Pages 23-26)

         7.       WHAT DO YOU AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options.

         8.       WHAT HAPPENS IF WIT SOUNDVIEW UNDERGOES A CHANGE IN CONTROL?

         If Wit SoundView undergoes a Change in Control (as defined in the Stock Incentive Plan) prior to expiration of the Offer, you may withdraw the options you have elected to exchange and may exercise the rights afforded you under the existing agreements evidencing those options.

         If the Change in Control occurs after the Exchange Date, fifty percent of the restricted stock issued to you in the exchange that remains unvested immediately prior to the Change in Control will vest immediately. Vesting of the remaining fifty percent will continue but will not be accelerated, unless your employment is involuntarily terminated without "cause" (as defined in the restricted stock agreement), in which case it will vest upon termination of your employment. In the event that any transaction resulting in a Change in Control provides for the exchange of common stock for other consideration such as securities of a different type or of a different entity, cash or other property, then such consideration, or, at our discretion, cash equal to the fair market value of such consideration, will be held in custody on your behalf and delivered to you as and when the restricted stock would have vested.

         9.       WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

                  Sandy Mattingly, Associate General Counsel
                  Wit SoundView Group, Inc.
                  826 Broadway
                  New York, NY  10003
                  telephone:  646/654-2632
                  email: smattingly@witsoundview.com

                                    THE OFFER

1.       NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the Offer, we will exchange for restricted stock issued under the Stock Incentive Plan all Eligible Options outstanding under the Stock Incentive Plan that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date", as defined below. Outstanding Eligible Options are all options granted under the Stock Incentive Plan that are owned by current employees and that have an exercise price of not less $5.00. PLEASE NOTE THAT IF YOU ELECT TO EXCHANGE ANY ELIGIBLE OPTIONS, YOU MUST ALSO EXCHANGE ALL ELIGIBLE OPTIONS GRANTED TO YOU.

         If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive a number of shares of restricted stock which is equal to the number of shares subject to the Eligible Options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events, multiplied by the applicable option exchange ratio as illustrated in the table below (rounded up from .50 or down to the nearest whole number):


    EXERCISE PRICE OF         ELIGIBLE OPTIONS              OPTION              RESTRICTED STOCK
     ELIGIBLE OPTIONS         TO BE EXCHANGED            EXCHANGE RATIO          TO BE RECEIVED
     ----------------         ---------------            --------------          --------------
     $10 and over                  100                .1  share per option            10
     $7 to $9.99                   100                .15 share per option            15
     $5 to $6.99                   100                .3  share per option            30

         The term "expiration date" means 5:00 P.M., Eastern Time, on August 22, 2001, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer.

2.       PURPOSE OF THE OFFER.

         We issued the options outstanding under the Stock Incentive Plan for the following purposes:

         o providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of Wit SoundView; and

         o enabling Wit SoundView to attract, retain and reward the best-available persons.


         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this Offer to Exchange outstanding Eligible Options for new restricted stock, we intend to provide our employees with the benefit of owning securities that over time may have a more meaningful potential to increase in value, to provide our employees with the benefit of equity ownership in us, to create better performance incentives for employees, and thereby to maximize stockholder value.

         From time to time we engage in strategic transactions with business partners, customers and other third parties. We continually evaluate strategic opportunities as they arise and may enter into such transactions in the future. Such transactions may significantly change our capital structure, ownership and management and could significantly affect the price of our common stock.

         Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

         (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries and a third party;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present indebtedness or capitalization;

         (d) any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

         (e) any other material change in our corporate structure or business;

         (f) our common stock not being authorized for quotation on the Nasdaq National Market;

         (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (h)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Exchange Act;

         (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

         (j) any change in our certificate of incorporation or bylaws or any actions that may impede the acquisition of control of us by any person.

         Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.       PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

         (a)      Proper Election to Exchange Options.

         To validly elect to exchange your options pursuant to the Offer, you must properly complete, sign and deliver to us the Election Form, along with grant documents for your Eligible Options. We must receive all of the required documents at Wit SoundView, 826 Broadway, New York, New York 10003, Attention:
Sandy Mattingly, Associate General Counsel, before the expiration date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. HOWEVER, WE WILL ONLY ACCEPT PAPER DELIVERY (INCLUDING BY FAX AT 212/253-5289), AND THEREFORE DELIVERY BY EMAIL WILL NOT BE ACCEPTED. IF DELIVERY IS BY ANY METHOD OTHER THAN HAND DELIVERY, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         (b) Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

         We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any election to exchange options, and all questions as to the number of options to be eligible for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine do not comply with the conditions of this Offer, that we determine are not in appropriate form, or that we determine are unlawful to accept. Otherwise, we will accept all Eligible Options which have been properly and timely elected for exchange and which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

         (c)      Our Acceptance Constitutes an Agreement.

         Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS YOU HAVE ELECTED TO EXCHANGE PURSUANT TO THE

OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND WIT SOUNDVIEW UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all options that have been properly elected for exchange that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw the options you have elected for exchange in accordance with the provisions of this Section 4.

         You may withdraw the options you have elected to exchange at any time before 5:00 p.m., Eastern Time, on August 22, 2001. If the Offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the Offer. In addition, unless we accept the options you have elected for exchange before 12:00 midnight, Eastern Time, on September 19, 2001, you may withdraw your options at any time after September 19, 2001, until they are accepted and cancelled.

         To validly withdraw the options you have elected to exchange, you must deliver to us at the following address a written notice of withdrawal, with the required information, while you still have the right to withdraw your options.

                           Attention: Sandy Mattingly Associate General Counsel Wit SoundView Group, Inc.
                           826 Broadway, New York, New York 10003
                           telephone: 646/654-2632
                           fax:  212/253-5289

         The notice of withdrawal must specify your name, the grant date, exercise price and the number of options subject to the notice to be withdrawn. You may not withdraw only a portion of your Eligible Options. If we receive a notice of withdrawal that attempts to withdraw less than all of your Eligible Options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all Eligible Options or as an invalid notice of withdrawal. The notice of withdrawal must be executed by you exactly as your name appears on the grant certificate or certificates evidencing such options.

         You may not rescind any withdrawal, but you may re-elect to exchange Eligible Options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer unless you properly re-elect to exchange those options before the expiration date by following the procedures described in Section 3.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF RESTRICTED STOCK.

         Upon the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will accept and cancel all Eligible Options that have been properly elected for exchange and not validly withdrawn before the expiration date. If the options you have elected to exchange are accepted and cancelled on the expiration date of the Offer (as originally scheduled herein or as extended), you will be granted shares of restricted stock promptly thereafter, subject to execution of a restricted stock agreement between us and you. The form of restricted stock agreement that you will be asked to sign is attached hereto as Schedule B.

         PRIOR TO THE EXPIRATION OF THIS OFFER, YOU MAY WITHDRAW THE OPTIONS YOU HAVE ELECTED FOR EXCHANGE AND MAY EXERCISE THEM TO THE EXTENT THEY ARE VESTED IN ACCORDANCE WITH THEIR TERMS. FURTHERMORE, OPTIONS HELD BY PERSONS WHO ARE NO LONGER EMPLOYED BY US AT THE EXPIRATION OF THIS OFFER WILL NOT BE ACCEPTED FOR EXCHANGE AND ACCORDINGLY WILL NOT BE CANCELLED. SUCH PERSONS WILL NOT RECEIVE ANY SHARES OF RESTRICTED STOCK.

         IF YOUR EMPLOYMENT TERMINATES SOMETIME AFTER THE EXCHANGE DATE, YOU WILL RECEIVE RESTRICTED STOCK, WHICH IS SCHEDULED TO VEST IN THREE SUBSTANTIALLY EQUAL INSTALLMENTS ON AUGUST 31, 2002, AUGUST 31, 2003 AND AUGUST 31, 2004, BUT ANY SHARES OF RESTRICTED STOCK THAT YOU RECEIVE THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT TERMINATES WILL BE CANCELLED. ONCE THE OPTIONS YOU HAVE ELECTED FOR EXCHANGE HAVE BEEN ACCEPTED AND CANCELLED, YOU WILL HAVE NO RIGHTS WITH RESPECT TO THE OPTIONS YOU HAVE ELECTED FOR EXCHANGE, AND THEY WILL NOT BE REISSUED AND RETURNED TO YOU FOR ANY REASON. THIS OFFER DOES NOT CHANGE THE "AT WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO YOUR BEING ISSUED OR VESTING IN THE RESTRICTED STOCK, FOR ANY REASON, WITH OR WITHOUT CAUSE.

         If Wit SoundView undergoes a Change in Control (as defined in the Stock Incentive Plan), fifty percent of the restricted stock issued to you in the exchange that remains unvested immediately prior to the Change in Control will vest immediately. Vesting of the remaining fifty percent will continue but will not be accelerated, unless your employment is terminated for reasons other than a voluntary termination by you or an involuntary termination by Wit SoundView for "cause" (as defined in the restricted stock agreement), in which case it will vest upon termination of your employment. In the event that any transaction resulting in a Change in Control provides for the exchange of common stock for other consideration such as securities of a different type or of a different entity, cash or other property, then such consideration, or, at our discretion, cash equal to the fair market value of such consideration, will be held in custody on your behalf and delivered to you as and when the restricted stock would have vested.

         You are not required to accept the Offer. If you elect to exchange your Eligible

Options, you may not elect to exchange less than all of your outstanding Eligible Options.

         For purposes of the Offer, we will be deemed to have accepted options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release or email to each employee electing to exchange Eligible Options. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all options that are elected for exchange and that are not validly withdrawn.

6.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after July 24, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options elected for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options elected for exchange pursuant to the Offer, the issuance of restricted stock, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Wit SoundView or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of restricted stock for, some or all of the Eligible Options elected for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock for, some or all of the Eligible Options elected for exchange; or

                  (3) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Wit SoundView or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

         (c)      there shall have occurred:

                  (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly affecting the United States;

                  (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                  (5) any significant increase or decrease in the market price of the shares of our common stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Wit SoundView or our subsidiaries or on the trading in our common stock;

                  (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

                  (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                  (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's 500 Index by an amount in excess of 10% measured during any time period after the close of business on July 24, 2001;

         (d) we are, could or would be required, including, without limitation, as a result of any change in generally accepted accounting standards, for financial reporting purposes to record variable compensation expense charges against our earnings in connection with the Offer;

         (e) a tender or exchange Offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (1)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC before July 24, 2001;

                  (2)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC before July 24, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

         (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

         The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is quoted on the Nasdaq National Market under the symbol "WITC." The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the Nasdaq National Market.


         QUARTER ENDED                              HIGH ($)          LOW($)
         -------------                              --------          ------

         June 30, 1999 (beginning June 4)          $ 38.00           $ 9.00
         September 30, 1999                          37.50             13.50
         December 31, 1999                           24.75             15.38
         March 31, 2000                              22.25             12.31
         June 30, 2000                               17.69             6.38
         September 30, 2000                          12.00             7.75
         December 31, 2000                           9.00              3.09
         March 31, 2001                              5.62              1.97
         June 30, 2001                               3.17              1.71
         September 30, 2001 (through July 23)        1.90              1.58


         On July 23, 2001, the closing price of our common stock, as reported by the Nasdaq National Market, was $1.65 per share.

         Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and may continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market in general has experienced extreme price and volume fluctuations that we believe have affected the market prices of our stock and that of many of the technology -related companies that we make markets in and for whom we seek to provide investment banking services. WE RECOMMEND

THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW RESTRICTED STOCK.

         (a)      Consideration.

         We will grant restricted stock under our Stock Incentive Plan in exchange for Eligible Options properly elected and accepted for exchange and cancellation. The total number of shares of restricted stock that will be granted to each holder of Eligible Options will be equal to the total number of shares subject to the Eligible Options that such holder has elected to exchange and that have been accepted and cancelled by us, subject to adjustments for stock splits, stock dividends and similar events, multiplied by the applicable option exchange ratio as illustrated in the table below (rounded up from .50 or down to the nearest whole number):

      EXERCISE PRICE OF         ELIGIBLE OPTIONS             OPTION                RESTRICTED STOCK
       ELIGIBLE OPTIONS         TO BE EXCHANGED           EXCHANGE RATIO            TO BE RECEIVED
       ----------------         ---------------           --------------            --------------
       $10 and over                  100               . 1 share per option              10
       $7 to $9.99                   100               .15 share per option              15
       $5 to $6.99                   100               . 3 share per option              30


          (b)     Terms of Restricted Stock.

         The restricted stock will be granted under the Stock Incentive Plan and will be subject to a restricted stock agreement to be prepared by us and presented to you for signature, the form of which is attached hereto as Schedule
B. Pursuant to the agreement, the restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Certificates representing the restricted stock shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable under the restricted stock agreement, and shall remain in the physical custody of the Wit SoundView or its designee until such time as the restrictions on such shares have expired. Once the restricted stock has vested, the stock will no longer be subject to forfeiture or these restrictions on transfer. On the first vesting date, if you are still employed by Wit SoundView, and have signed the restricted stock agreement and related documents, the number of shares of common stock corresponding to one third of your original award of restricted stock will be distributed to you subject to payment of applicable withholding taxes. On each of the subsequent vesting dates, if you remain employed by Wit SoundView and have signed the restricted stock agreement and related documents, the number of shares of common stock corresponding to one third of your original award of restricted stock will be distributed to you, subject to payment of all applicable withholding taxes.

          (c)     Resale of Restricted Stock.

          The shares of restricted stock you receive in connection with this exchange will be registered under federal securities laws and unless you are considered an affiliate of Wit SoundView, upon vesting you will be able to sell your shares free of any restrictions under applicable securities laws. All sales of restricted stock will remain subject to the trading policy of Wit SoundView.

         The terms and conditions of your current option are set forth in the Stock Incentive Plan and the stock option grant agreement you received in connection with the grant. The terms and conditions of the Stock Incentive Plan are summarized in the prospectus prepared by us and previously distributed by you.

         YOU MAY OBTAIN COPIES OF THE PROSPECTUS AS INDICATED IN SECTION 16, BELOW; THE STOCK INCENTIVE PLAN IS ATTACHED TO SCHEDULE TO TENDER OFFER STATEMENT AS AN EXHIBIT.

         The grant of restricted stock pursuant to this Offer will not create any contractual or other right of option holders to receive any future grants of restricted stock, stock options, or benefits in lieu of stock options.

    9.   INFORMATION CONCERNING WIT SOUNDVIEW.

         We are incorporated in Delaware. Our principal executive offices are located at 826 Broadway, New York, New York 10003, and our telephone number at that address is 212/253-4400.

         We are a technology-focused investment banking firm that provides services to an institutional and issuer client base. Wit SoundView was established to address the opportunities and challenges posed by our rapidly changing economy and employs technology industry specialists who focus our efforts and expertise on this sector. We also seek to develop new investment banking products and services that use technology and the Internet to better serve our issuer and institutional client needs.

         We offer services to a wide array of technology clients from start-ups to industry leaders. We seek to be involved in every aspect of the capital raising process, whether through venture capital investing or public or private equity financing. We advise our clients in a variety of areas ranging from business strategy to mergers and acquisitions. We are committed to serving our global institutional investor client base through our industry-focused research, sales and trading functions.

         In parallel with our investment banking activities, we bring investment opportunities to the individual investor, which we believe has become an integral component of the capital raising and investment process. Through a strategic alliance with E*TRADE Group, Inc., we offer individual investors access to public offerings and other investment banking products. We believe that the combination of our strong institutional base with E*TRADE Group, Inc.'s online retail base provides a powerful distribution channel to connect our issuer clients with investors.

         The following table presents certain selected historical financial data of Wit SoundView and its consolidated subsidiaries for the periods indicated. The selected consolidated statement of operations data for each of the two years in the period ended December 31, 2000 and the consolidated balance sheet data as of December 31, 2000 and 1999 have been derived from, and are qualified by reference to, the audited financial statements contained in our Annual Report on Form 10-K which is incorporated herein by reference. The selected consolidated financial data as of and for the three month period ended March 31, 2001 have been derived from, and are qualified by reference to, Wit SoundView's unaudited interim financial statements included in its quarterly report on Form 10-Q for the quarter ended March 31, 2001, which is incorporated herein by reference.

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA:


                                                                      Quarter Ended                        Year Ended
                                                                      -------------                        ----------
                                                               March 31,          March 31,       December 31,      December 31,
                                                                 2001              2000              2000             1999
                                                          -----------------  ----------------- ----------------- -----------------
REVENUES:
    Investment banking                                      $  13,009,953      $  60,349,094     $ 200,239,440     $  30,269,532
    Brokerage                                                  39,583,833         36,524,953       154,928,197         7,087,700
    Asset management fees                                       1,947,567          7,833,034        11,449,342               -
    Interest and investment income                              3,376,032          1,819,213        12,276,022         4,716,824
    Unrealized gains on investments                            (2,130,372)            61,880        (3,213,202)        5,509,080
      Other Income                                                    -                  -            (155,140)        1,034,415
                                                            -------------      -------------     -------------     -------------
         Total revenues                                        55,787,013        106,588,174       375,524,659        48,617,551
                                                            -------------      -------------     -------------     -------------
EXPENSES:

    Compensation and benefits                                  37,611,278         64,942,356       215,318,644        39,013,625
    Brokerage and clearance                                     5,880,805          6,196,706        25,537,532         5,346,959
    Marketing and business development                          3,211,684          3,047,030        15,711,361         2,594,222
    Amortization of intangible assets and
       goodwill                                                16,214,250          2,749,400        25,176,159               -
    Professional services                                       2,435,289          2,277,121         9,208,958         4,952,832
    Data processing and communications                          3,231,697          1,772,263         9,587,089         3,449,259
    Discontinuance of retail brokerage
       operations                                                     -                  -          11,605,401               -
    Write-off of computer software and
       equipment                                                      -            1,339,772         1,339,772         5,565,247
    Depreciation and amortization                               2,771,258          1,275,834         6,894,094         1,609,492
    Technology development                                        322,620          1,042,801         5,780,940         2,771,792
    Occupancy                                                   3,211,225            792,115         5,176,976         1,108,770
    Other                                                       1,829,738          1,334,292         8,209,551         2,548,829
                                                            -------------      -------------     -------------     -------------
         Total expenses                                        76,719,844         86,769,690       339,546,477        68,961,027
                                                            -------------      -------------     -------------     -------------
         Net  income(loss) from operations                    (20,932,831)        19,818,484        35,978,182       (20,343,476)
      Loss on strategic investment                                    -                  -         (13,727,858)              -
                                                            -------------      -------------     -------------     -------------
      Income (loss) before tax provision                      (20,932,831)        19,818,484        22,250,324       (20,343,476)
Provision for income taxes                                     (3,643,603)        10,608,166        24,129,194               -
                                                            -------------      -------------     -------------     -------------
         Net income (loss) before equity in net
         loss of affiliates                                   (17,289,228)         9,210,318        (1,878,870)      (20,343,476)
 Equity in net loss of affiliates                              (5,289,131)        (1,709,689)      (20,080,004)         (560,439)

Minority Interest                                                 (31,000)               -                 -                 -
                                                            -------------      -------------     -------------     -------------
         Net income (loss)                                  $ (22,609,359)     $   7,500,629     $ (21,958,874)    $ (20,903,915)
                                                            =============      =============     =============     =============
Net income (loss) per  share:
         Basic.....................................        $        (0.20)             $0.10     $       (0.26)    $       (0.52)
         Diluted...................................        $        (0.20)             $0.08     $       (0.26)    $       (0.52)
Weighted average shares used in the
        computation of net income (loss) per share:
         Basic.....................................           110,521,759         72,997,204        84,551,145        39,909,794
         Diluted...................................           110,521,759         98,085,755        84,551,145        39,909,794


                   CONDENSED CONSOLIDATED BALANCE SHEET DATA:

                                    March 31,               December 31,        December 31,
                                      2001                     2000                1999
                                 ---------------         ---------------     ---------------
                                   (Unaudited)

CASH, CASH EQUIVALENTS AND       $  182,958,922           $  281,453,623     $  121,349,551
    SECURITIES READILY
    CONVERTIBLE TO CASH

TOTAL ASSETS                        868,774,336              997,732,594        163,618,176

TOTAL STOCKHOLDERS' EQUITY          769,592,345              794,652,597        144,401,533


         The book value per share as of March 31, 2001 was $5.85.

         See "Additional Information" beginning on page 32 for instructions on how you can obtain a copy of our Form 10-K, as amended, for the year ended December 31, 2000 that contains a detailed description of our business and our audited financial statements for the year ended December 31, 2000 and our Form 10-Q for the quarter ended March 31, 2001 that contains our unaudited financial statements for the quarter ended March 31, 2001.

         RECENT EVENTS. See our press release dated July 24, 2001, which is attached hereto as Schedule C.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         MEMBERS OF OUR BOARD OF DIRECTORS THAT ARE NOT EMPLOYEES ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of July 1, 2001, our executive officers and directors as a group beneficially owned options outstanding under our various stock plans to purchase a total of 10,041,249 shares of our common stock which represented approximately 25% of the shares subject to all options outstanding under our various stock plans as of that date.

         To the best of our knowledge, neither we nor any of our current directors, executive officers, or the affiliates of any of our current directors or officers have engaged in any transactions which involved options to purchase our common stock (which are the securities subject to the exchange Offer described herein) or involved a purchase or sale of our common stock during the 60 days prior to this Offer to Exchange.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         All options that are accepted for exchange will be cancelled. All shares subject to Eligible Options will, after such cancellation, be available for re-grant or issuance under the Stock Incentive Plan, and may fund part of the share reserve under the Stock Incentive Plan necessary to carry out the exchange that is the subject of this Offer. To the extent those shares exceed the reserve necessary for issuance upon exercise of the new restricted stock to be granted in connection with the Offer, those excess shares will be available for future awards to employees and other eligible plan participants.

         We will recognize a compensation expense equal to the fair market value of the unvested restricted stock issued in the Offer, with the fair market value to be measured at the end of the Offer period. The resulting compensation expense will be amortized over the thirty-six-month vesting period in effect for the unvested restricted stock.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of restricted stock as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept options elected for exchange and to issue restricted stock for such options is subject to the conditions described in
Section 6.

13.      MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material United States federal income tax consequences of the exchange of Eligible Options pursuant to the Offer and participation in the Stock Incentive Plan. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This discussion is limited to employees who are United States citizens and are employed in the United States and who hold options, purchase rights and shares of common stock as capital assets. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and foreign, state and local tax consequences. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PERSONAL CIRCUMSTANCES, CHANGES IN THESE LAWS AND THE POSSIBLE EFFECT OF STATE AND LOCAL TAXES.

          (a)     Issuance of Restricted Stock.

         There will be no immediate tax consequences to you upon the issuance of the restricted stock in exchange for your Eligible Options, unless you make an election under Section 83(b) of the Internal Revenue Code to be taxed on your restricted stock at the time of issuance. Such an election must be made within thirty (30) days after you sign the restricted stock agreement. If you make such an election, then you will immediately recognize ordinary income equal to the fair market value of the restricted stock at the time the restricted stock agreement was signed over the par value of the shares, and you must deliver to us a check for the federal, state and local income and employment withholding taxes to which you are subject as a result of such income. Should you subsequently forfeit the restricted stock because your employment terminates before the vesting date, then you will not be able to recover the taxes you paid with respect to your restricted stock or to claim any deduction for those taxes.

         In the absence of a Section 83(b) election, you will recognize ordinary income at the time your restricted stock vests. The amount of such income will be equal to the fair market value of your restricted stock that vests on the vesting date, and you must pay us the federal and state income and withholding taxes to which you become subject as a result of such income.

         We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the issuance or vesting of your restricted stock.

         (b)      Subsequent Sale of Restricted Stock

         Upon a sale or other taxable disposition of the restricted stock following the date your restricted stock vests, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less their fair market value at the time you recognized the taxable income in connection with your acquisition of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The gain or loss will be long- term if the shares are held for more than one (1) year prior to the sale.

         The capital gain holding period for the restricted stock will start either (i) at the time the restricted stock vests, if no Section 83(b) election is filed at the time of issuance, or (ii) at the time of issuance, if you file the Section 83(b) election within thirty (30) days after the issue date.

         (c)      Effect on Incentive Stock Options Not Tendered.

         If you do not accept the Offer, we do not believe that the Offer will affect the tax status of your Eligible Options that qualify as "incentive stock options," the tax treatment of which is described in the prospectus for the Stock Incentive Plan. However, the IRS may characterize our Offer to you as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or disposition of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise.

         (d)      Tax Withholding.

         All grants under the Stock Incentive Plan are made subject to applicable tax withholding. Wit SoundView has the right to deduct from all amounts payable to you as salary or other compensation any taxes required to be withheld with respect to grants under the Stock Incentive Plan, or Wit SoundView may require a payment at the time of exercise for the amount of any taxes it is required to withhold. When you recognize income on a grant, Wit SoundView may elect to withhold shares with a value equal to the minimum required tax withholding amount.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving of oral or written notice to the holders of Eligible Options or by making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the holders of Eligible Options or making a public announcement thereof. Notwithstanding the foregoing, we will return the options elected for exchange promptly after termination or withdrawal of the Offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by oral or written notice to the holders of Eligible Options or by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any notice or public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to give notice or make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of 10 business days after the date of such notice:

         (a) we increase or decrease the amount of consideration offered for the options;

         (b) we decrease the number of Eligible Options eligible to be elected for exchange in the Offer; or

         (c) we increase the number of Eligible Options eligible to be elected for exchange in the Offer by an amount that exceeds 2% of the shares of restricted stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the Offer so that the Offer is open at least 10 business days following the publication, sending or giving of notice.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer to Exchange.

16.      ADDITIONAL INFORMATION.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to elect to exchange your options:

         1. our annual report on Form 10-K, as amended by our Form 10-K/A, for the year ended December 31, 2000;

         2. our quarterly report on Form 10-Q for the quarterly period ended March 31, 2001;

         3. our Registration Statements on Form S-8, File No. 333-85203 (registering shares to be issued under the Wit SoundView Stock Incentive Plan) filed with the SEC on August 13, 1999; including amendments or reports we file for the purpose of updating that description, dated February 10, 2000, File No. 333-30084, July 27, 2000, File No. 333-42304, December 15,

                  2000, file No. 333-51972, April 5, 2001, File No. 333-58342, and June 15, 2001, File No. 333-63206; and

         4. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC as of June 1, 1999, including any amendments or reports we file for the purpose of updating that description.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

 450 Fifth Street, N.W.     7 World Trade Center         500 West Madison Street
       Room 1024                  Suite 1300                    Suite 1400
 Washington, D.C. 20549     New York, New York 10048     Chicago, Illinois 60661


         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "WITC," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006


         We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

              Attention: Sandy Mattingly, Associate General Counsel
                                  Wit SoundView
                     826 Broadway, New York, New York 10003
                       email: smattingly@witsoundview.com


or by telephoning us at 212/253-4400 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K, as amended, for the year ended December 31, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                   SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF WIT SOUNDVIEW

The directors and executive officers of Wit SoundView and their positions and offices as of July 23, 2001, are set forth in the following table:


         NAME                     AGE                POSITION(S)
----------------------           -----    ------------------------------------
Mark F. Loehr                     45       Chief Executive Officer, Director
Brian T. Bristol                  50       Head of Investment Banking
Edward Bugniazet                  41       Head of Trading and Sales Trading
Russell D. Crabs                  44       President, Director
Daniel DeWolf                     44       Senior Vice President & Head of Venture Capital
Lloyd H. Feller                   58       Senior Vice President & General Counsel
John H. W. Fisher   (1)           42       Director
Edward H. Fleishman    (2)        69       Director
William E. Ford   (1)             40       Director
Joseph R. Hardiman   (2)          64       Director
Andrew D. Klein                   41       Director
Robert H. Lessin                  46       Chairman
Gilbert C. Maurer (1) (2)         73       Director
Elizabeth Schimel                 41       Senior Vice President & Head of Marketing and Business
                                           Development
Curtis L.  Snyder                 40       Senior Vice President & Chief Financial Officer
Kristopher Tuttle                 38       Head of Research

----------

(1) Member of the compensation committee

(2) Member of the audit committee

The business address of telephone number of each director and executive officer is: c/o Wit SoundView, 826 Broadway, New York, New York 10003.

                                   SCHEDULE B

                             WIT CAPITAL GROUP, INC.
                           RESTRICTED STOCK AGREEMENT
                                   SOUNDVIEW

         AGREEMENT dated as of August __, 2001 between Wit SoundView Group, Inc., a Delaware corporation (the "Corporation"), and
______________("Grantee").

         It is agreed as follows:

1.       GRANT OF RESTRICTED STOCK

         Pursuant to and subject to the terms of the Wit SoundView Group, Inc. Stock Incentive Plan (the "Plan"), the Corporation hereby confirms the grant to Grantee on August____, 2001 (the "Date of Grant") of ____________ shares of the Corporation's common stock, par value $.01 per share, subject to the restrictions set forth below (the "Restricted Stock"). The Corporation acknowledges that the surrender of other compensation or rights relating thereto by the Grantee constitutes partial consideration for this grant of Restricted Stock, to the extent of the aggregate par value of the Restricted Stock. As partial consideration for the grant of Restricted Stock, Grantee shall be required to render additional services as described below.

2.       RESTRICTIONS AND RELATED TERMS

         (a) RESTRICTIONS GENERALLY. Until they expire in accordance with
Section 2(c) or (d), the following restrictions (the "Restrictions") shall apply to the Restricted Stock: (i) Grantee shall have no right to sell, transfer, assign, pledge, or otherwise encumber or dispose of the Restricted Stock (except for transfers and forfeitures to the Corporation); and (ii) the Restricted Stock shall be subject to a risk of forfeiture as set forth in Section 2(b). Grantee shall be entitled to receive dividends on the Restricted Stock when, as, and if dividends are declared and paid on Stock, shall be entitled to vote Restricted Stock on any matter submitted to a vote of holders of Stock, and shall have all other rights of a shareholder of the Corporation except as otherwise expressly provided in this Section 2. Dividends other than regular quarterly dividends, and any securities or property resulting from an adjustment under Section 7(d) of the Plan, shall be subject to the Restrictions to the same extent as Restricted Stock to which they relate.

         (b) FORFEITURE. If Grantee ceases to perform services for the Corporation (and its subsidiaries) prior to the expiration of the Restrictions for any reason, the Restricted Stock as to which Restrictions have not previously expired shall be forfeited to the Corporation at the time of such cessation.

         (c) EXPIRATION OF RESTRICTIONS. The Restrictions shall expire as to 1/3 of the number of shares of Restricted Stock set forth in Section 1 on the last day of each of August 2002, 2003 and 2004. Notwithstanding the foregoing, the Restrictions shall expire upon the occurrence of a Change in Control as defined in the Plan in the manner provided in subsection 2(d), and otherwise in accordance with the Plan.

         (d)      EFFECT OF CHANGE IN CONTROL.

                  (i) Subject to Section 2(d)(ii), in the event of a Change in Control (as defined in the Plan), the Restrictions shall expire as to 50% of the Restricted Stock that remains subject to the Restrictions immediately prior to the Change in Control, with the remaining Restricted Stock being subject to the risk of forfeiture expiring in equal proportions on the remaining dates as provided under Section 2(c) (subject to Section 2(d)(iv) below); provided, however, that if, after such Change in Control, there occurs a termination of Grantee's employment relationship with the Corporation, any successor or acquiring entity, and all of their respective affiliates for reasons other than a voluntary termination by Grantee or an involuntary termination by the Corporation for "cause" (as defined below), the remaining Restrictions shall expire immediately prior to such termination.

                  (ii) The provisions of Section 2(d)(i) notwithstanding, expiration of the Restrictions upon a Change in Control or a subsequent termination shall not occur (A) if it is intended that the transaction constituting such Change in Control be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16 (or any successor thereto), and operation of Section 2(d)(i) would otherwise violate Paragraph 47(c) thereof, or (B) if and to the extent that, by reducing the extent to which the Restrictions expire as a result of the Change in Control or a subsequent termination, Grantee would receive a greater "Net After-Tax Amount," as such term is defined below. For this purpose, the term "Net After-Tax Amount" shall mean the net amount of the payments Grantee otherwise would be entitled to receive from the Corporation or any affiliate, which payments are deemed contingent (in whole or part) on a change described in Section 280G(b)(2)(A)(i) of the Code, as reduced by all taxes payable by Grantee which would be applicable to such payments, including but not limited to any tax under
         Section 4999 of the Code. The determination of whether any such reduction in the expiration of the Restrictions under this Section 2(d)(ii) shall be effected hereunder shall be made at the expense of the Corporation by a nationally recognized accounting firm selected by the Corporation, and such determination shall be binding upon Grantee and the Corporation.

                  (iii) If, in connection with a Change in Control or any extraordinary transaction affecting the Corporation, shares of Common Stock are exchanged for or converted into other securities, property or cash (the "Proceeds"), then the Corporation must provide the benefits specified in either (x) or (y) below (the choice of benefit to be selected by the Corporation):

                  (x) The Proceeds received in respect of the portion of the Restricted Stock as to which the Restrictions have not expired upon the Change in Control (including any earnings or dividends subsequently received thereon) shall be non-transferable and forfeitable until the Restrictions expire, as specified in Section 2(d)(iv) below. The Corporation may retain custody of such Proceeds, including certificates or other documents evidencing such Proceeds, until the Restrictions expire. If prior to such vesting any cash becomes payable as Proceeds, such cash shall not then be paid directly to Grantee but instead shall be credited as an opening balance of a deferred compensation account for Grantee, which balance, and any earnings thereon, shall be non-transferable and forfeitable until the Restrictions expire; or

                  (y) The portion of the Restricted Stock as to which the Restrictions have not expired immediately prior to the effective time of the transaction will be automatically cancelled at the effective time, and the then-fair market value of such cancelled Restricted Stock (based on the consideration to be received by a holder of Common Stock in the transaction and without regard to the Restrictions) shall be credited as an opening balance of a deferred compensation account for Grantee, which balance, and any earnings thereon, shall be non-transferable and forfeitable until vesting, as specified in Section 2(d)(iv) below.

                                   (iv) Prior to vesting, any Proceeds and
                  deferred compensation balances resulting under this Section 2(d) will be forfeitable in the circumstances and to the extent as would have been the Restricted Stock. Such Proceeds and deferred compensation balances shall become vested in equal proportions on the scheduled dates upon which the Restricted Stock would have become vested as provided under Sections 2(c), 2(d)(i) or (ii). Upon vesting, any such Proceeds shall be delivered to Grantee. If any cash amount is credited to a deferred compensation account for Grantee under Subsection 6(c), the following provisions shall apply:

         (A) If the portion of the Restricted Stock not vested immediately prior to the effective time of the transaction relates to at least 50,000 shares, the Corporation shall establish a grantor "rabbi" trust and deposit therein an amount of cash equal to the amount of deferred compensation credited to Grantee's account. A single trust may be established for the benefit of Grantee and other employees with similar rights to deferred compensation, but the trustee must maintain an account for Grantee identifying trust assets relating to the Corporation's deferred compensation obligations to Grantee. All amounts in the trust relating to Grantee's account shall be invested in a registered money market fund, except that such amounts may be instead invested in alternative investment vehicles as agreed to from time to time by the Corporation and Grantee. Initially, the trustee of the trust shall be the Chief Financial Officer of the Corporation immediately prior to the effective time of the transaction (such individual being the "Designated Officer," who shall continue in this capacity even if no longer Chief Financial Officer of the Corporation) or such other trustee as the Designated Officer may designate, and any successor to the trustee shall be subject to the approval of the Designated Officer. Upon vesting, Grantee shall be entitled to payment, in settlement of his deferred compensation account, of a cash amount equal to the amount deposited in the trust relating to Grantee's account as increased or decreased to reflect the actual investment performance of such amount in the trust. Grantee's deferred compensation account must at all times be guaranteed by any acquiror of the Corporation and any ultimate parent corporation of the acquiror.

         (B) If the portion of the Restricted Stock not vested immediately prior to the effective time of the transaction relates to less than 50,000 shares, the Corporation need not establish a grantor "rabbi" trust with respect to its obligation to Grantee, but all amounts in the Grantee's deferred compensation account shall be deemed invested in a registered money market fund, except that such amounts may be instead deemed invested in alternative investment vehicles as agreed to from time to time by the Corporation and Grantee. Upon vesting, Grantee shall be entitled to payment, in settlement of his deferred compensation account, of a cash amount equal to the then-value of Grantee's deferred compensation account, based on the performance of such deemed investments. Grantee's deferred compensation account must at all times be guaranteed by any acquiror of the Corporation and any ultimate parent corporation of the acquiror.

                  (v) This agreement shall be binding on any successor or assignee of the Corporation and may not be assigned without the prior written consent of the Grantee and any attempt to do so shall be void.

                  (vi) For purposes of this Agreement, "cause" shall mean the Grantee's (i) neglect, failure or refusal to timely perform the duties of his employment (other than by reason of a physical or mental illness or impairment), or his gross negligence in the performance of his duties, (ii) violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Corporation, any successor or acquiring entity or any of their respective affiliates, or any material general policy or directive of the Corporation or any successor or acquiring entity or any of their respective affiliates, (iii) conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony, (iv) giving or accepting undisclosed material commissions or other payments in cash or in kind in connection with the affairs of the Corporation, any successor or acquiring entity or any of their respective affiliates, or the clients of any of them, (v) failure to obtain or maintain any registration, license or other authorization or approval that the Corporation or any successor or acquiring entity reasonably believes is required in order for the Grantee to perform his duties, or (vi) habitual abuse of alcohol or drugs. In each case described above, the Grantee shall be given adequate written notice that he is engaged in conduct that would constitute grounds for a termination for cause, and shall have a 60 day period thereafter to cure such conduct, to the extent curable.

         (e) CERTIFICATES REPRESENTING RESTRICTED STOCK. Restricted Stock shall be evidenced by issuance of one or more certificates in the name of Grantee, bearing an appropriate legend referring to the terms, conditions, and Restrictions applicable hereunder, and shall remain in the physical custody of the Corporation or its designee until such time as the Restrictions on such shares have expired. In addition, Restricted Stock shall be subject to such stop-transfer orders and other restrictive measures as the Corporation shall deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange on which Common Stock is then quoted or listed, or to implement the Restrictions, and the Corporation may cause a legend or legends to be placed on any such certificates to make appropriate reference to the Restrictions and any other restrictions. Subject to Section

2(d), upon expiration of the Restrictions on any Restricted Stock, the Corporation shall promptly deliver to Grantee one or more certificates representing such shares (which shall no longer be deemed to be Restricted Stock), with any legend referring to the Restrictions removed from such certificate(s).

         (f) STOCK POWERS. Grantee agrees to execute and deliver to the Corporation one or more stock powers, in such form as may be specified by the Corporation, authorizing the transfer of the Restricted Stock to the Corporation, at the Date of Grant of the Restricted Stock or upon request at any time thereafter.

3.       TAX MATTERS

         (a) TAX WITHHOLDING. The Corporation and any subsidiary may deduct from any payment to be made to Grantee any amount that federal, state, local, or foreign tax law requires to be withheld with respect to the grant of Restricted Stock or delivery of shares of Common Stock or other property hereunder and/or may condition the expiration of the Restrictions on receipt of a cash payment from the Grantee equal to the withholding tax obligation.
At the election of the Committee, the Corporation may withhold from the number of shares of Common Stock to be delivered upon expiration of Restrictions a number of whole shares up to but not exceeding that number which has a Fair Market Value nearest to but not exceeding the amount of taxes required to be withheld with respect to such expiration of Restrictions.

         (b) SECTION 83(b) ELECTION. Grantee understands that under Section 83 and other applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Fair Market Value of the Restricted Stock on the date when the Restrictions expire will be reportable as ordinary income at such time. Grantee understands that, in lieu of the foregoing, Grantee may elect to be taxed at the time the Restricted Stock is acquired hereunder equal to the Fair Market Value of the Restricted Stock (without regard to the Restrictions) over such price paid for the shares, by filing an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within 30 days after the Date of Grant. The Grantee acknowledges that it is the Grantee's sole responsibility to seek advice regarding Section 83(b) and to determine whether to make such election.

4.       GRANTEE BOUND BY PLAN

         Grantee hereby acknowledges receipt of the attached copy of the Plan and agrees to be bound by all the terms and provisions thereof (as presently in effect or hereafter amended), which are incorporated herein by reference, and by all decisions and determinations of the Committee thereunder. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

5.       MISCELLANEOUS

         This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock, and supersedes any prior agreements or documents with respect to the Restricted Stock. Except as permitted by the Plan, no amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Corporation or materially impair the rights of Grantee with respect to the Restricted Stock shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Corporation and by Grantee.

                                      WIT SOUNDVIEW GROUP, INC.


                                      By:
                                         -----------------------------
                                           Name:
                                           Title:

                                      Grantee:
                                              ------------------------

                                   STOCK POWER

         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Wit SoundView Group, Inc., a Delaware corporation (the "Corporation"), _________________ shares of Common Stock, $0.01 par value per share, of the Corporation, registered in the name of the undersigned on the books and records of the Corporation, and does hereby irrevocably constitute and appoint _____________, _________________, and ________________, and each of them, attorneys, to transfer the Common Stock on the books of the Corporation, with full power of substitution in the premises.


                                    -------------------------------------
                                    Signed (Signature should be in exact form as on Stock certificate)


                                    -------------------------------------
                                    Date

[WIT SOUNDVIEW LOGO]

                                   SCHEDULE C

FOR IMMEDIATE RELEASE

Contact Information:
Jennifer DiClerico
212-253-4481
jdiclerico@witsoundview.com

                WIT SOUNDVIEW REPORTS SECOND QUARTER 2001 RESULTS

New York, July 24, 2001 - Wit SoundView Group, Inc. (Nasdaq: WITC) today reported results for its second quarter ended June 30, 2001.

o Revenues for the second quarter were $38.8 million, compared to $55.8 million last quarter and $96.1 million a year ago.

o GAAP EPS figures were impacted by several non-cash items, including a goodwill impairment charge of $249.7 million related to its acquisition of E*Offering, an occupancy related write-off, and restructuring charges from both Wit SoundView Europe and Wit Capital Japan. On a GAAP basis the Company's net loss was $267.8 million or $2.42 per share, compared to net income of $2.3 million or $0.02 per diluted share a year ago. On a cash basis, the Company reported a loss of $7.7 million or $0.07 per basic share.

o Cash and cash equivalents increased to $197.4 million as of June 30, 2001, versus $183.0 million last quarter.

"We continue to be impacted by the slowdown in the capital markets, and it is uncertain when and to what extent the markets will rebound," said Mark Loehr, Chief Executive Officer. "Following an assessment of our business earlier this year, we implemented several cost cutting measures that positioned us to withstand market volatility. Given the protracted nature of the slowdown, however, we are now taking very aggressive steps to

                                     (more)

page 2/7

cut expenses and manage our business to the current market environment. These steps include an office consolidation and headcount reduction, providing appropriate incentives for valued employees, and taking additional measures to minimize losses in Wit SoundView Europe and Wit SoundView Japan."

SUMMARY FINANCIAL HIGHLIGHTS


                                                                THREE MONTHS ENDED
                                                          --------------------------------
                                                             June 30,           June 30,
                                                               2001               2000
                                                          -------------      -------------

REVENUES:
    Investment banking                                    $   5,771,447      $  54,157,901
    Brokerage                                                29,843,650         38,902,164
    Asset management fees                                     2,283,221           (185,171)
    Interest and investment income                            2,901,333          2,828,299
    Unrealized gains (losses) on investments                 (2,019,173)           585,437
      Other Income                                                   --           (155,140)
                                                          -------------      -------------
         Total revenues                                      38,780,478         96,133,490
                                                          -------------      -------------

         Total expenses                                     331,128,236         82,686,617
                                                          -------------      -------------
    Net  income(loss) before provision(benefit) for
       income taxes, equity in net loss of affiliates
       and minority interest                               (292,347,758)        13,446,873
     Provision (benefit) for income taxes                   (27,316,691)         6,683,389
                                                          -------------      -------------

    Net income (loss) before equity in net loss of
       affiliates                                          (265,031,067)         6,763,484
 Equity in net loss of affiliates                            (4,310,418)        (4,481,070)
Minority Interest                                             1,528,891                 --
                                                          -------------      -------------
         Net income (loss)                                $(267,812,594)     $   2,282,414
                                                          =============      =============
Net income (loss) per share:

         Basic....................................        $       (2.42)     $        0.03
         Diluted..................................        $       (2.42)     $        0.02
Weighted average shares used in
the computation of net income (loss) per share:
         Basic....................................          110,699,440         79,410,828
         Diluted..................................          110,699,440         98,800,933

                                     (more)

page 3/7

BUSINESS HIGHLIGHTS

INSTITUTIONAL BROKERAGE

Institutional brokerage revenues were $29.8 million compared to $36.3 million in the second quarter of 2000, and are indicative of the effects of decimalization and lower volume due to market uncertainty. "Like the rest of the industry, we are adjusting to narrower spreads from decimalization and looking forward to greater stability in the coming months," said Mr. Loehr.

INVESTMENT BANKING

Revenues from investment banking totaled $5.8 million compared to $54.2 million in the second quarter of 2000. Wit SoundView acted as a co-manager in one public offering, advised on four M&A transactions and conducted one private placement.

EXPENSES

GOODWILL IMPAIRMENT AND WRITE-DOWN OF INTANGIBLE ASSETS

The Company took charges of $249.7 million for the impairment of goodwill related to the acquisition of E*Offering and the write-down of intangible assets related to the strategic alliance with E*TRADE. "Although current market conditions required these charges, we remain committed to realizing the value of our strategic alliance with E*TRADE. We continue to increase our execution of order flow from E*TRADE and recently launched our research on E*TRADE's website," said Mr. Loehr.

OFFICE CONSOLIDATION AND HEADCOUNT REDUCTION

Wit SoundView is relocating its headquarters to Old Greenwich, CT where it will consolidate New York and Stamford based employees. As part of the consolidation and relocation, the Company anticipates that its headcount by the end of the third quarter will be below 300 in the U.S. The Company took charges in the quarter for the write-off of leasehold improvements and expected lease losses for its San Francisco offices due to reductions in staff, and expects a further $8 million write-off in the third quarter related to the consolidation of business operations to Connecticut.

                                     (more)

page 4/7

CASH & TANGIBLE BOOK VALUE

The Company ended the quarter in a stronger cash position than it started. As previously reported, in connection with the investment in enba plc, Wit SoundView received approximately $17.3 million in May. At June 30, 2001 the Company had cash and cash equivalents of $197.4 million or $1.67 per share, which compares to $183.0 million or $1.34 per share last quarter. Tangible book value as of June 30, 2001 was $2.13 per diluted share, compared to $2.26 per diluted share last quarter.

EMPLOYEE RETENTION PROGRAM

Wit SoundView's Board of Directors has approved an options exchange program that will, if fully subscribed, reduce the total number of options outstanding and provide a more meaningful vehicle for retaining employees. Employees will be offered the opportunity to exchange approximately 24.9 million out-of-the-money options for approximately 6.6 million shares of restricted stock that will vest annually over the next three years.

WIT SOUNDVIEW EUROPE

As previously announced, Wit SoundView is working closely with Wit SoundView Europe to rationalize the business and align its strategy with our own. Wit SoundView Europe is focused on cross-border M&A and other cross-border investment banking business, and will not pursue the business of underwriting and allocating European IPOs to individuals. As a result of staff cuts and other associated expense cuts implemented this quarter in Europe, Wit SoundView took a $4.5 million charge net of minority interest and expects to save approximately $2 million per quarter going forward.

WIT CAPITAL JAPAN

Wit Capital Japan accounted for $4.3 million of equity in net loss of affiliates during the quarter. Included in this loss was $2.3 million in connection with Wit Capital Japan's exit from the retail brokerage business. In light of the protracted weakness in the

Japanese economy, Wit SoundView is not providing any further financing to Wit Capital Japan and is investigating alternatives for monetizing the investment.

                                     (more)

page 5/7

OUTLOOK

"We're confident the measures we've taken will strengthen our core franchise for the long term. Although the market outlook remains uncertain, our cash position is strong and our strategy is focused, and we believe that the decisions we have made will improve our profitability as the market environment becomes more favorable," said Mr. Loehr.

IMPORTANT INFORMATION REGARDING STATEMENTS MADE IN THIS RELEASE

The statements in this news release that are not historical facts, including, most importantly, information concerning possible results of operations, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by, or that include the words "will," "positioned," "focused," "looking forward," "remain," or similar expressions typically constitute "forward-looking statements." These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or those of the industry in which we operate, to be materially different from any expected future results, performance or achievements expressed or implied in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those economic factors that affect the market for capital raising, including initial public offerings, levels of retail and institutional trading of equity securities, the impact of trading in decimals on market making profitablility, merger and acquisition activity and the climate for venture capital investing, as well as those factors discussed in the Proxy and Registration Statement relating to the merger with SoundView and the acquisition of E*OFFERING, and periodic reports filed by Wit SoundView from time to time with the Securities & Exchange Commission.

ABOUT WIT SOUNDVIEW
Wit SoundView Group, Inc. (NASDAQ: WITC) is an investment banking group focused exclusively on the technology sector. Wit SoundView offers a strong complement of investment banking services, from strategic advisory, venture capital and private equity placements, to public offerings and M&A advisory. With one of the largest technology research teams, Wit SoundView produces comprehensive sell-side research on over 250 technology companies and industries, developed for our institutional audiences. For more information, please see www.witsoundview.com. Members NASD/SIPC.

                                     (more)
page 6/7

                   WIT SOUNDVIEW GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                                Six Months Ended                 Three Months Ended
                                                                -----------------                ------------------
                                                          June 30,          June 30,           June 30,           June 30,
                                                            2001              2000               2001               2000
                                                       -------------      -------------      -------------      -------------
REVENUES:
    Investment banking                                 $  18,781,400      $ 114,506,995      $   5,771,447      $  54,157,901
    Brokerage                                             69,427,483         75,427,117         29,843,650         38,902,164
    Asset management fees                                  4,230,788          7,647,863          2,283,221           (185,171)
    Interest and investment income                         6,277,365          4,647,512          2,901,333          2,828,299
    Unrealized gains (losses) on investments              (4,149,545)           647,317         (2,019,173)           585,437
      Other Income                                                --           (155,140)                --           (155,140)
                                                       -------------      -------------      -------------      -------------
         Total revenues                                   94,567,491        202,721,664         38,780,478         96,133,490
                                                       -------------      -------------      -------------      -------------

EXPENSES:

    Compensation and benefits                             64,899,032        120,647,125         27,287,754         55,704,769
    Brokerage and clearance                               11,089,863         12,758,456          5,209,058          6,561,750
    Marketing and business development                     6,286,658          7,621,634          3,074,974          4,574,604
    Amortization of intangible assets and goodwill        32,428,500          6,873,500         16,214,250          4,124,100
    Goodwill impairment                                  249,729,076                 --        249,729,076                 --
    Professional services                                  4,374,532          4,478,359          1,939,243          2,201,238
    Data processing and communications                     6,126,879          4,341,020          2,895,182          2,568,757
    Write-off of computer software and equipment                  --          1,339,772                 --                 --
    Depreciation and amortization                          5,750,276          2,777,536          2,979,018          1,501,702
    Technology development                                   854,191          2,590,201            531,571          1,547,400
    Occupancy                                              7,598,993          1,869,570          4,387,768          1,077,455
    Lease Loss                                             9,793,172                 --          9,793,172                 --
    Restructuring costs                                    5,565,667                 --          5,565,667                 --
    Other                                                  3,351,241          4,159,134          1,521,503          2,824,842
                                                       -------------      -------------      -------------      -------------
         Total expenses                                  407,848,080        169,456,307        331,128,236         82,686,617
                                                       -------------      -------------      -------------      -------------
         Net income (loss) before income taxes          (313,280,589)        33,265,357       (292,347,758)        13,446,873
Provision (benefit) for income taxes                     (30,960,294)        17,291,555        (27,316,691)         6,683,389
                                                       -------------      -------------      -------------      -------------

         Net income (loss) before equity in net
         loss of affiliates                             (282,320,295)        15,973,802       (265,031,067)         6,763,484
 Equity in net loss of affiliates                         (9,599,549)        (6,190,759)        (4,310,418)        (4,481,070)
Minority Interest                                          1,497,891                 --          1,528,891                 --
                                                       -------------      -------------      -------------      -------------
         Net income (loss)                             $(290,421,953)     $   9,783,043      $(267,812,594)     $   2,282,414
                                                       -------------      =============      =============      =============
Net income (loss) per share:

         Basic                                         $       (2.63)     $        0.13      $       (2.42)     $        0.03
         Diluted                                       $       (2.63)     $        0.10      $       (2.42)     $        0.02
Weighted average shares used in the
  computation of net income (loss) per share:

         Basic                                           110,438,926         76,204,016        110,699,440         79,410,828
         Diluted                                         110,438,926         98,443,344        110,699,440         98,800,933

page 7/7

                   WIT SOUNDVIEW GROUP, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                   June 30,        December 31,
                               ASSETS                                2001             2000
                                                                 ------------     ------------
                                                                 (Unaudited)

CASH AND CASH EQUIVALENTS                                        $152,784,286     $184,788,892

RECEIVABLE FROM CLEARING BROKERS                                   44,661,608       96,664,731

SECURITIES OWNED, at market or fair value                           8,882,140        9,170,897

INVESTMENT BANKING FEES RECEIVABLE                                  2,471,138       13,507,616

INVESTMENTS                                                        21,107,867       50,055,639

INVESTMENTS IN AFFILIATES                                          14,369,451       21,341,809

INTANGIBLE ASSETS, net of accumulated amortization                272,139,625      554,297,203

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net of
    accumulated depreciation and amortization                      18,598,444       19,745,402

COMPUTER SOFTWARE, net of accumulated amortization                  1,116,460        1,178,473

PREPAID EXPENSES                                                    3,560,847        3,287,777

OTHER ASSETS                                                       55,037,781       43,694,155
                                                                 ------------     ------------

                 Total assets                                    $594,729,647     $997,732,594
                                                                 ============     ============

                        LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

    Securities sold but not yet purchased, at market value       $    990,707     $    357,359
    Accounts payable and accrued expenses                           9,622,988       15,053,362
    Accrued compensation                                           31,241,091      129,050,585
    Deferred tax liabilities                                       31,229,411       51,597,127
    Other liabilities                                              17,994,298        7,021,564
                                                                 ------------     ------------
                 Total liabilities                                 91,078,495      203,079,997

STOCKHOLDERS' EQUITY:                                             503,651,152      794,652,597
                                                                 ------------     ------------
                 Total stockholders' equity

                 Total liabilities and stockholders' equity      $594,729,647     $997,732,594
                                                                 ============     ============


                                      # # #